SUNPOWER CORPORATION 2015 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.        Grant. Pursuant to the Notice of Grant of Restricted Stock Units or the Notice of Grant of Performance-Based Restricted Stock Units (the “Notice of Grant”) to which this Restricted Stock Unit Agreement, including the Appendix (together, the “Agreement”) is attached, SunPower Corporation, a Delaware corporation (the “Company”), has granted to Grantee the right to receive the number of Restricted Stock Units (“RSUs”) or Performance-Based Restricted Stock Units (“PSUs”) under the SunPower Corporation 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), as set forth in the Notice of Grant. In addition, if Notice of Grant relates to PSUs, all references to RSUs in this Agreement shall mean PSUs.

2.        Payment of RSUs. The RSUs covered by this Agreement shall become payable to Grantee if and when they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof.

3.        Vesting Schedule. Subject to Section 4 (Termination of Service), Grantee’s right to receive Shares subject to the RSUs awarded by this Agreement will vest in Grantee according to the vesting schedule set forth in the Notice of Grant and/or the Vesting Summary set forth online through the Company’s designated broker.

4.        Termination of Service. Except as otherwise provided in the Notice of Grant:

(a)       If Grantee terminates Service with the Company or a Subsidiary or Affiliate that is Grantee’s employer (the “Employer”) for any or no reason (other than due to death or Total and Permanent Disability or as otherwise provided in the Plan) prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any consideration to Grantee. The date on which Service terminates shall not be extended by any notice period required to be given under local law (e.g., Service would not include a period of “garden leave”); such termination date will be considered to be the last date of active employment.

(b)      If Grantee terminates Service with the Company or the Employer due to death or Total and Permanent Disability, all unvested RSUs will vest in full as of the termination date due to death or Total and Permanent Disability, unless otherwise provided in the Notice of Grant.

5.        Leaves of Absence. Grantee’s Service will not terminate and Grantee’s vesting will continue unaffected for up to 90 days, provided:

(a)       Grantee is on a personal leave of absence, which has been approved in writing by the Company or the Employer; or

(b)       Grantee is on a bona fide leave of absence for which Grantee is entitled to continued service crediting as a matter of law or under the terms of a contract.

In all other circumstances, the Committee may suspend the vesting of the RSUs, according to its policy and procedures for such leaves of absences. Further, if Grantee does not return to active Service following a leave of absence in keeping with (a) or (b) above, Grantee will have terminated his or her employment and vesting will cease.

6.        Form and Time of Payment of RSUs. Except as otherwise provided for in Section 9 (Adjustments), payment for the RSUs shall be made in form of whole Shares at the time they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof, or as soon as practicable thereafter, but with regard to U.S. taxpayers, in any event, within the period ending on the later to occur of the date that is 2½ months within the period ending on the later to occur of the end of (i) U.S. taxpayers’ tax year that includes the date of vesting, or (ii) the Company’s tax year that includes the applicable date of vesting.

7.        No Dividend Equivalents. Grantee shall not be entitled to dividend equivalents.

8.        Grant is Not Transferable. Subject to the provisions of Section 10(f) of the Plan regarding the designation of beneficiaries, neither the RSUs granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment of the RSUs.

9.        Adjustments. In the event of a stock split, a stock dividend or a similar change in Stock or other capitalization adjustment contemplated in Section 11(a) of the Plan, the number of RSUs subject to this Agreement shall be adjusted pursuant to the Plan.

10.     Compliance with Section 409A of the Code. For U.S. taxpayers, it is intended that the vesting and the payments of RSUs set forth in this Agreement shall qualify for exemption

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from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of RSUs provided under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or payment of RSUs provided under this Agreement.

11.     No Service Contract. The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past. The RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate.

12.     Retention Rights. Neither the Award nor this Agreement gives Grantee the right to be retained by the Company, the Employer, or any Subsidiary or Affiliate in any capacity. The Award will not be interpreted to form an employment contract or relationship with the Company, the Employer, or any Subsidiary or Affiliate. Grantee’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate Grantee’s employment or service relationship (if any) at any time with or without cause.

13.     Nature of Grant. In accepting the grant, Grantee acknowledges, understands and agrees that:

(a)      the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time as set forth in the Plan;

(b)     all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

(c)      Grantee is voluntarily participating in the Plan;

(d)     the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(e)      the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(f)      unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director of a Subsidiary or Affiliate;

(g)     the RSUs and the Shares subject to the RSUs, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary or Affiliate, and are outside the scope of Grantee’s service or employment contract, if any;

(h)     the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation

(i)       for Grantees who reside outside the U.S., the following additional provisions shall apply:

(i)      no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or the recovery by the Company of any Shares acquired pursuant to the RSUs resulting from (A) termination of Grantee’s Service with the Company, the Employer or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and/or (B) the application of any clawback or recovery policy as described in Section 17(d) of the Plan; and in consideration of the grant of the RSUs to which Grantee is otherwise not entitled, Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(ii)    in the event of termination of Grantee’s Service, Grantee’s right to vest in the RSUs, if any, will terminate effective as of the date that Grantee is no longer actively employed (regardless of the reason for termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any) and will not be extended by any notice period (e.g., the period of active employment would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of the RSUs;

(iii)   Grantee acknowledges and agrees that neither the Company, the Employer nor any other Subsidiary or Affiliate

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shall be liable for any foreign exchange rate fluctuation between Grantees local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Grantee pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired at vesting; and

(iv)   the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose.

14.     Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 2900 Esperanza Crossing, Austin, Texas 78758 U.S.A., Attn: Stock Plans Dept, or at such other address as the Company may hereafter designate in writing or electronically.

15.     Taxes and Withholding.

(a)      Grantee acknowledges that, regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, fringe benefits tax, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by the Company or the Employer in their reasonable discretion to be an appropriate charge to Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, Grantee acknowledges that if Grantee is subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)     Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. Unless otherwise determined by the Committee, this Tax-Related Items withholding obligation shall be satisfied by the retention by the Company of Shares otherwise deliverable pursuant to this award; provided, however, that the Shares retained for payment of the Tax-Related Items must satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.

(c)      In the alternative and subject to the Committee’s authorization, Grantee agrees that the Company and/or the Employer, or their respective agents, at their discretion, may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company, the Employer and/or any Subsidiary or Affiliate; or

(ii)  withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization).

(d)     Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means described in this Section.

16.     Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17.     Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested and when Grantee is no longer actively employed for purposes of Grantee’s RSU grant). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18.     Data Privacy Notice and Consents. This Section 18 (Data Privacy Notice and Consent) applies only if Grantee resides outside the U.S. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

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Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Charles Schwab and any other third party assisting in the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. If Grantee resides outside the U.S., Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, Charles Schwab and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any Shares issued upon vesting of RSUs may be deposited. Grantee understands that Grantee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands that Grantee is providing the consents herein on a purely voluntary basis and that if Grantee does not consent, or if Grantee later seeks to revoke consent, Grantee’s employment status or service and career with the Employer will not be adversely affected. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee’s local human resources representative.

19.     Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee in a material way under this Agreement without Grantee’s consent.

20.     Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

21.     Successors and Assigns. Without limiting Section 8 (Grant is Not Transferable) hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

22.     Governing Law & Venue. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

23.     No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the company making any recommendation regarding Grantee’s participation in the Plan, or the acquisition or sale of underlying Shares. Grantee should consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

24.     Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.     Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.     Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions for Grantee’s country, if any, as set forth in the Appendix to this Agreement. Moreover, if Grantee relocates to

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one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. This Appendix constitutes part of this Agreement.

27.     Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.     Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement or of any subsequent breach by Grantee or any other grantee.

29.     Insider Trading Restrictions / Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect Grantee’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws in Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Grantee should consult his or her personal advisor on this matter.

30.     Foreign Asset/Account Reporting; Exchange Control. Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in Grantee’s country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Grantee’s country through a designated bank or broker and/or within a certain time after receipt. Grantee acknowledges that it is Grantee’s responsibility to be compliant with such regulations and that Grantee should consult his or her personal legal advisor on this matter.

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SUNPOWER CORPORATION 2015 OMNIBUS INCENTIVE PLAN

additional Terms & Conditions oF the

restricted Stock Unit Agreement

Appendix

(for grantees outside the U.S.)

This Appendix includes additional terms and conditions that govern the Restricted Stock Units (“RSUs”) granted to Grantee if Grantee resides in one of the countries listed herein. This Appendix forms part of the Restricted Stock Unit Agreement (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan and/or the Agreement.

This Appendix also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Grantee vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Grantee’s situation.

Finally, Grantee understands that if he or she is a citizen or resident of a country other than the one in which Grantee is currently working and/or residing, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to Grantee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA - Terms and Conditions

Australian Offer Document. This offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to

Australian resident employees, which will be provided to Grantee with the Agreement.

Belgium - Notifications

Tax Compliance. Belgian residents must report any bank accounts opened and maintained outside Belgium in the annual tax return. In a separate report, Belgian residents must provide the National Bank of Belgium with certain details regarding such foreign accounts using forms available on the National Bank of Belgium website.

Canada - Terms and Conditions

Payable Only in Shares. Notwithstanding any discretion in the Plan, the grant of RSUs does not provide any right for Grantee to receive a cash payment, and the RSUs are payable only in Shares.

Termination of Employment. The following provision replaces Section 4 and Section 13(i)(ii) of the Agreement:

Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if Grantee terminates Service with the Company for any or no reason prior to vesting (whether or not later found to be invalid or in breach of local labor laws or Grantee’s employment agreement, if any), Grantee’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that is the earlier of (i) the date on which Grantee receives a notice of termination of employment from the Company or the Employer, or (ii) the date on which Grantee is no longer actively employed or actively rendering services to the Company or the Employer, regardless of any notice period or period of pay in lieu of such notice required under local law; the Committee shall have the exclusive discretion to determine when Grantee is no longer employed for purposes of the RSUs.

Foreign Asset / Account Reporting Requirement. Foreign property, including shares and rights to receive shares (e.g., stock options, restricted stock units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, Grantee’s RSUs

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must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other foreign property is held by Grantee. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if Grantee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. Grantee should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

Chile - Notifications

Securities Law Notification. The offer of RSUs constitutes a private offering of securities in Chile effective as of the Date of Grant. This offer of RSUs is made subject to general ruling N° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS. Given that the RSUs are not registered in Chile, the Company is not required to provide public information about the RSUs or the Shares in Chile. Unless the RSUs and/or the Shares are registered with the SVS, a public offering of such securities cannot be made in Chile.

Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de RSU se acoge a las disposiciones de la Norma de Carácter General Nº 336 (“NCG 336”) de la Superintendencia de Valores y Seguros de Chile (“SVS”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse los RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los RSU or sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Exchange Control Notification. Chilean residents must comply with the exchange control and tax reporting requirements in Chile when sending funds into the country in connection with the sale of Shares pursuant to the Plan, or the receipt of any dividends paid on the Shares, and register any investments with the Chilean Internal Revenue Service (the “CIRS”).

Chilean residents are not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends. However, if such funds are repatriated, they must be repatriated through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. In such case, Grantee must report the payment to a commercial bank or registered foreign exchange office receiving the funds. If Grantee does not repatriate the funds and uses such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, Grantee must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the transaction.

Further, if aggregated investments held outside Chile exceed US$5,000,000 (including the Shares or cash proceeds received under the Plan), the investments must be reported quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. Grantee should consult his or her personal legal advisor regarding any exchange control obligations that Grantee may have prior to vesting in the RSUs, receiving proceeds from the sale of Shares or receiving any dividends paid on the Shares.

Tax Registration Notification. If a Chilean resident holds Shares acquired under the Plan outside of Chile, the resident must inform the Chilean Internal Revenue Service (the “CIRS”) of the details of his or her investment in the Shares on an annual basis by filing Tax Form 1851 “Annual Sworn Statement Regarding Permanent Investments In Foreign Companies.” Further, if Grantee wishes to receive credit against his or her Chilean income taxes for any taxes paid abroad, he or she must report the payment of taxes abroad to the CIRS by filing Tax Form 1853 “Annual Sworn Statement Regarding Income from Foreign Sources.” These statements must be submitted electronically through the CIRS website (www.sii.cl) before March 15 of each year.

France - Terms and Conditions

Language Consent. By accepting the grant, Grantee confirms having read and understood the Plan and Agreement which were provided in the English language. Grantee accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset / Account Reporting Requirement. Shares obtained under the Plan may be held outside France provided that all foreign accounts whether open, current, or closed are declared in the annual income tax return. Additional monthly reporting obligations may apply to foreign account balances exceeding €1,000,000.

GERMANY

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in

Italy - Terms and Conditions

Data Privacy Notice and Consent. This provision replaces Section 18 (Data Privacy Notice and Consent) of the Agreement:

Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of Grantee’s personal data as described in this section of this Appendix by and among, as applicable, Grantee’s employer (the “Employer”), the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering, and managing Grantee’s participation in the Plan.

Grantee understands that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address

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and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, a Subsidiary or an Affiliate, and details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, purchased, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that Grantee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan. The Controller of personal data processing is SunPower Corporation with registered offices at 77 Rio Robles, San Jose, California 95134, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is SunPower Italia s.r.l. with registered offices at Via Vittime Civili di Guerra, 5 Faenza (RA), 48018, Italy.

Grantee understands that Data will not be publicized, but it may be transferred to Charles Schwab or other third parties involved in the management and administration of the Plan. Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Grantee further understands that the Company, and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Grantee’s participation in the Plan, and that the Company, a Subsidiary or an Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to Charles Schwab or other third party with whom Grantee may elect to deposit any Shares acquired at vesting of the RSUs. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Grantee’s participation in the Plan. Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Grantee understands that, pursuant to Section 7 of the Legislative

Decree no. 196/2003, Grantee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, Grantee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Grantee’s local human resources representative.

Terms of Grant. By accepting the Award, Grantee acknowledges that (1) Grantee has received a copy of the Plan, the Agreement and this Appendix; (2) Grantee has reviewed those documents in their entirety and fully understands the contents thereof; and (3) Grantee accepts all provisions of the Plan, the Agreement and this Appendix. Grantee further acknowledges that Grantee has read and specifically and expressly approves, without limitation, the following sections of the Agreement: Section 13 (Nature of Grant); Section 15 (Taxes and Withholding); Section 22 (Governing Law and Venue); Section 25 (Language); Section 29 (Insider Trading Restrictions / Market Abuse Laws); and Section 18 (Data Privacy Notice and Consent) as replaced by the above consent.

Notice of Sale. If Grantee sells or otherwise disposes of Shares within three years from the respective date of vest, Grantee is required to submit a signed original Notice of Sale to Grantee’s local human resource department within 15 days from the date of sale or disposition. The Company will make a Notice of Sale available to Grantee.

Notifications

Foreign Asset / Account Reporting Requirement. Italian residents who, during any fiscal year, hold investments or financial assets outside Italy (e.g., cash, Shares) which may generate income taxable in Italy must report such investments or assets in the annual tax return or on a special form if no tax return is due. These reporting obligations also apply if an Italian resident is the beneficial owner of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets. The value of the financial assets held outside Italy by individuals resident in Italy is subject to a foreign asset tax. Such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

JAPAN - Notifications

Foreign Asset / Account Reporting Requirement. Details of any assets held outside of Japan as of December 31, including Shares, must be reported to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. Grantee is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

Restricted Stock Unit Agreement Appendix - 3

KOREA - Notifications

Exchange Control Notification. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within three years of the sale.

Foreign Asset / Account Reporting Requirement. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date during a calendar year. Grantee should consult with his or her personal tax advisor to determine how to value Grantee’s foreign accounts for purposes of this reporting requirement and whether Grantee is required to file a report with respect to such accounts.

MALAYSIA – Terms and Conditions

Data Privacy Notice. This provision replaces Section 18 of the Agreement:

Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data, as described in the Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about Grantee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Data is supplied by the Employer and also by Grantee through information collected in connection with the Plan and the Agreement, including this Appendix.

Grantee understands that Data will be transferred to the Plan broker, Charles Schwab, or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator, +1 512-735-0178, stock@sunpower.com. Grantee authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of Grantee’s RSU may be deposited. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if he or she later seeks to revoke his or her consent, Grantee’s employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company may not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.

Notis Privasi Data. Peruntukan ini menggantikan Seksyen 18 Perjanjian:

Penerima Geran dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian dan apa-apa bahan geran oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan mana-mana Subsidiari atau Syarikat Sekutu untuk tujuan ekslusif dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Geran dalam Pelan tersebut.

Penerima Geran memahami bahawa Majikannya, Syarikat dan mana-mana Subsidiari atau Syarikat Sekutu mungkin memegang maklumat peribadi tertentu tentang Penerima Geran, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua RSUs atau apa-apa hak lain dalam Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletakhak, tidak terletakhak ataupun yang belum dijelaskan bagi faedah Penerima Geran (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut. Data akan dibekalkan oleh Majikan dan juga oleh Penerima Geran melalui maklumat yang dikumpul berkenaan dengan Pelan dan Perjanjian tersebut, termasuk Lampiran ini.

Penerima Geran memahami bahawa Data akan dipindahkan kepada broker Pelan, Charles Scwhab, atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan (“Broker Yang Ditetapkan”), yang membantu Syarikat dalam pelaksanakan, pentadbiran dan pengurusan Pelan tersebut. Penerima Geran memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau di tempat lain, dan bahawa negara penerima-

Restricted Stock Unit Agreement Appendix - 4

penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Geran. Penerima Geran faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data berpotensi dengan menghubungi Stock Plan Administrator, +1 512-735-0178, stock@sunpower.com. Penerima Geran memberi kuasa kepada Syarikat, Broker Yang Ditetapkan dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa kini atau masa depan) untuk melaksanakan, mentadbir dan menguruskan Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau bentuk yang lain, dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima Geran dalam Pelan tersebut, termasuk mana-mana pemindahan Data yang diperlukan kepada broker, ejen eskrow atau pihak ketiga lain dengan siapa Saham yang diterima mungkin didepositkan apabila RSU Penerima Geran dilaksanakan. Penerima Geran faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Geran faham bahawa dia boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta apa-apa pindaan yang diperlukan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan Penerima Geran. Selanjutnya, Penerima Geran memahami bahawa dia memberikan keizinan di dalam ini secara sukarela. Jika Penerima Geran tidak bersetuju, atau jika Penerima Geran kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjaya Penerima Geran dengan Majikan tidak akan terjejas; satu-satunya akibat jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat mungkin tidak akan dapat memberikan RSUs pada masa depan atau anugerah ekuiti yang lain kepada Penerima Geran atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Geran faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan Penerima Geran untuk memberikan keizinan atau penarikan balik keizinan, Penerima Geran fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

Notifications

Director Notification. If Grantee is a director of a Subsidiary, Affiliate or other related company in Malaysia, Grantee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Grantee receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, Grantee must notify the Malaysian Subsidiary when Grantee sells Shares of the Company or any related company (including when Grantee sell Shares acquired under the Plan). These notifications must be made within 14 days of acquiring or disposing of any interest in the Company or any related company.

MEXICO - Terms and Conditions

Labor Law Acknowledgement. These provisions supplement Section 13 of the Agreement:

Modification. By accepting the RSUs, Grantee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 77 Rio Robles, San Jose, California 95134 U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between Grantee and the Company since Grantee is participating in the Plan on a wholly commercial basis and the sole employer is SunPower Corporation Mexico, S. de R.L. de C.V., nor does it establish any rights between Grantee and the Employer.

Plan Document Acknowledgment. By accepting the Award of RSUs, Grantee acknowledges that Grantee has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, Grantee further acknowledges that Grantee has read and specifically and expressly approves the terms and conditions in the Nature of Grant, Section 13 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, Grantee hereby declares that Grantee does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of Grantee’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 13 del Acuerdo:

Modification. Al aceptar las RSUs, el Beneficiario reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de RSUs de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas 77 Rio Robles, San Jose, California 95134 EE.UU., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre el Beneficiario y la Compañía, ya que su participación

Restricted Stock Unit Agreement Appendix - 5

en el Plan es completamente comercial y el único empleador es SunPower Corporation Mexico, S. de R.L. de C.V en caso de ser aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las RSUs, el Beneficiario reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 13 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las RSUs.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

PHILIPPINES

Notifications

Securities Law Notification. This offer of RSUs is being made pursuant to an exemption from registration under Section 10.2 of the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission.

Grantee should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of Shares on the Nasdaq Global Select Market (“Nasdaq”) and the risk of currency fluctuations between the U.S. Dollar and Grantee’s local currency. In this regard, Grantee should note that the value of any Shares Grantee may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between Grantee’s local currency and the U.S. Dollar may affect the value of the RSUs or any amounts due to Grantee pursuant to the settlement of the RSUs, the subsequent sale of Shares acquired by Grantee upon settlement or the receipt of any dividends paid on such Shares. The Company is not making any representations, projections or assurances about the value of Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of Shares, Grantee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://www. investors.sunpower.com. In addition, Grantee may receive, free of charge, a copy of the Company’s Annual Report, Quarterly Reports or any other reports, proxy statements or communications distributed to the Company’s stockholders by contacting the Stock Administration Department at the address below:

SunPower Corporation

Stock Plans Department

2900 Esperanza Crossing

Austin, TX 78758 U.S.A.

stock@sunpower.com

+1 512-735-0178

The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippine securities laws. Those restrictions should not apply if the offer and resale of the Shares takes place outside the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares currently are listed on the Nasdaq in the United States of America. The Company’s designated broker should be able to assist you in the sale of Shares. Please consult with your legal advisor if you have questions with regard to the application of Philippines securities laws to the disposal or sale of Shares you acquired under the Plan.

SINGAPORE

Notifications

Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the RSUs or underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Grantee should note that the Plan is subject to section 257 of the SFA and Grantee should not make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made: (1) after six (6) months of the grant of the RSUs to Grantee; or (2) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

CEO and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the Directors of a Singapore subsidiary of the Company are subject to certain notification requirements under the Singapore Companies Act. The Chief Executive Officer and the Directors must notify the Singapore subsidiary in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the RSUs or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO / a director.

Restricted Stock Unit Agreement Appendix - 6

SOUTH AFRICA - Terms and Conditions

Taxes and Withholding. The following supplements Section 15 of the Agreement:

By accepting the RSUs, Grantee agrees that, immediately upon vesting of the RSUs, Grantee will notify the Employer of the amount of any gain realized. If Grantee fails to advise the Employer of the gain realized upon vesting, Grantee may be liable for a fine. Grantee will be solely responsible for paying any difference between the actual liability for Tax-Related Items and the amount withheld.

Notifications

In compliance with South African securities laws, Grantee is hereby notified that the documents listed below are available for review on the Company’s “Investor Relations” website at investors.sunpower.com and the Company’s internal “Equity Awards” website at http://mysunpower/intranet:

1.     a copy of the Company’s most recent annual report (i.e., Form 10-K); and

2.     a copy of the Plan Prospectus.

A copy of the above documents will be sent to Grantee free of charge on written request to SunPower Corporation, Attn: Stock Plans Department, 2900 Esperanza Crossing, Austin, TX 78758 U.S.A.

Grantee understands Grantee should carefully read the materials provided before making a decision whether to participate in the Plan. In addition, Grantee should contact his or her personal tax advisor for specific information concerning Grantee’s personal tax situation with regard to Plan participation.

Exchange Control Notification. To participate in the Plan, Grantee must comply with exchange control rules in South Africa and neither the Company nor the Employer will be liable for any fines or penalties resulting from Grantee’s failure to comply with applicable laws. The RSUs and the underlying Shares should not count towards the ZAR11,000,000 offshore investment limit as Grantee does not pay anything to receive them. However, because the exchange control regulations are subject to change, Grantee should consult Grantee’s personal advisor prior to vesting of RSUs to ensure compliance with current regulations.

SPAIN

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Section 13 (Nature of Grant) of the Agreement:

In accepting the RSUs, Grantee consents to participation in the Plan and has received a copy of the Plan and the Agreement. Grantee understands and agrees that, as a condition of the grant of the RSUs, upon termination of Grantee’s Service for any reason (except due to death and Total and Permanent Disability) prior to the vesting date will automatically result in the loss of the unvested RSUs that may have been granted to Grantee. In particular, Grantee understands and agrees that any unvested RSUs shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of Grantee’s Service for any reason, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, or under Article 10.3 of Royal Decree 1382/1985.

Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to eligible Employees, Consultants, or Outside Directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any Subsidiary or Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Grantee understands that the RSUs are granted on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any Subsidiary or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the RSUs, which is gratuitous and discretionary, since the future value of the RSUs and the underlying Shares is unknown and unpredictable. Grantee also understands that the grant of the RSUs would not be made but for the assumptions and conditions referred to above; thus, Grantee understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the RSUs and any right to the underlying Shares shall be null and void.

Notifications

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the RSUs. No public offering prospectus has been, nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Agreement constitute a public offering prospectus and they have not been, nor will be, registered with the CNMV.

Exchange Control Notification. To participate in the Plan, Grantee must comply with exchange control regulations in Spain. The acquisition, ownership and sale of Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Because Grantee will not purchase or sell the Shares through the use of a Spanish financial institution, Grantee must make the declaration him- or herself by filing a D-6 form with the DGCI. Generally, the D-6 form

Restricted Stock Unit Agreement Appendix - 7

must be filed each January while the Shares are owned or to report the sale of Shares.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. Grantee will need to provide the institution with the following information: (i) Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset / Account Reporting Requirement.  Spanish residents are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the assets held in such accounts (e.g., Shares) if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceeds €50,000,000, then a summarized form of declaration may be used.

Further, Spanish residents must report assets and/or rights deposited outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year to the Spanish tax authorities in their annual tax return (tax form 720) for such year.  After such rights are assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported asset increases by more than €20,000 or if the ownership of such asset or right is transferred or relinquished during the year.

The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, Grantee should consult with his or her personal tax and legal advisors to ensure compliance with this reporting requirement.

SWITZERLAND

Notifications

Securities Law Information. The offer of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the RSUs constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland.

TURKEY

Notifications

Securities Law Information. Under Turkish law, Grantee may not sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside of

Turkey, under the ticker symbol “SPWR” and the Shares may be sold through this exchange.

Exchange Control Information. Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey. Grantee may be required to appoint a Turkish broker to assist with the sale of the Shares acquired under the Plan. Grantee should consult with his or her personal legal advisor before selling any Shares acquired under the Plan to confirm if this requirement applies.

UNITED ARAB EMIRATES

Notifications

Securities Law Notification. The Plan is only being offered to eligible Employees and is in the nature of providing equity incentives to Employees of the Company or a Subsidiary or Affiliate residing or working in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person. Prospective acquirers of the securities offered should conduct their own due diligence on the securities.

The Emirates Securities and Commodities Authority and any other relevant securities/economic authorities have no responsibility for reviewing or verifying any documents in connection with the Plan.

UNITED KINGDOM

Terms and Conditions

Taxes and Withholding. The following supplements Section 15 of the Agreement:

If payment or withholding of the taxes is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the taxes occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected taxes shall constitute a loan owed by Grantee to the Employer, effective as of the Due Date. Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 15 of the Agreement.

Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Grantee shall not be eligible for a loan from the Company to cover the taxes due. In the event that Grantee is a director or executive officer and taxes are not collected from or paid by Grantee by the Due Date, the amount of any uncollected taxes may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) (including Employer NICs, as defined below) may be payable. Grantee understands that he or she will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-

Restricted Stock Unit Agreement Appendix - 8

assessment regime and for paying to the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which Grantee agrees the Company or the Employer, as applicable, may recover from Grantee by any means referred to in Section 15 of the Agreement.

Payable Only in Shares. Notwithstanding any discretion in the Plan, the grant of RSUs does not provide any right for Grantee to receive a cash payment, and the RSUs are payable only in Shares.

Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability to Grantee. As a condition of participation in the Plan and the vesting of the RSUs, Grantee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, Grantee agrees to enter into an election between himself/herself and the Company or the Employer in the form approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of Employer NICs to Grantee. Grantee understands that the Joint Election applies to any RSUs granted to him/her under the Plan after the execution of the Joint Election. Grantee further agrees to execute such other joint elections as may be required between him/her and any successor to the Company and/or the Employer. Grantee further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in Section 15 of the Agreement.

If Grantee does not enter into a Joint Election prior to vesting of the RSUs, he/she will not be entitled to vest in the RSUs unless and until he/she enters into a Joint Election and no Shares will be issued to Grantee under the Plan, without any liability to the Company and/or the Employer.

Restricted Stock Unit Agreement Appendix - 9

SUNPOWER CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Employee Name:	<first_name> <last_name>
Employee ID:	<emp_id>
Award Number:	<award_id>

Congratulations! In recognition of your valued contributions to the company, SunPower Corporation hereby grants to you a restricted stock unit (“RSU”) award to give you the opportunity to share in SunPower’s success. The RSU is granted pursuant to the terms of the SunPower Corporation 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

Effective <award_date>, you have been granted <shares_awarded> RSUs. Each RSU represents the right to receive one share of SunPower Corporation common stock. Provided you remain employed with SunPower Corporation or one of its subsidiaries through each applicable vest date, the RSUs will vest in increments as follows:

RSUs               Vest Date

<vesting_schedule>

The grant of RSUs is subject to all of the terms and conditions set forth in this Notice of Grant of Restricted Stock Units (“Notice of Grant”), the Restricted Stock Unit Agreement, including the Appendix, which sets forth any applicable country-specific terms (together, the “Agreement”) and the Plan (collectively, the “Grant Terms”), all of which are incorporated herein by reference.

By your acceptance, you agree to be bound by the Grant Terms. You agree that you have reviewed and fully understand all of the provisions of the Grant Terms in their entirety and have had the opportunity to obtain advice of counsel prior to executing/accepting this Notice of Grant. You agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Grant Terms. Capitalized terms used in this Notice of Grant or in the Agreement without definition shall have the meanings ascribed to them in the Plan.

You must accept this Award no later than December 31 of the calendar year in which the RSUs were granted or this Award shall be rendered void and without effect.

You further agree that SunPower Corporation may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required under applicable law) and all other documents that SunPower Corporation is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that SunPower Corporation may deliver these documents by posting them on a website maintained by SunPower Corporation or by a third party under contract with SunPower Corporation. If SunPower Corporation posts these documents on a website, it will notify you by e-mail.

Thank you for your contributions to SunPower Corporation. You are a valued member of the SunPower team and we look forward to our continued future success!

The securities you may receive pursuant to your award are registered under the Securities Act of 1933, as amended. Please refer to the Prospectus provided to you in connection with your equity award for a complete description of the plan governing your stock award. You may obtain a copy of the Prospectus, the Registration Statement or a copy of any other filing we have made with the U.S. Securities and Exchange Commission at www.sec.gov.

If you have been notified by SunPower Corporation that you are subject to SunPower Corporation’s trading window, you are prohibited from trading in shares of SunPower Corporation company stock when the trading window is closed. Regardless of the trading window, you are prohibited from trading in SunPower Corporation company stock at any time you are in possession of material non-public information. Please contact the Corporate Legal Department with any questions.

SUNPOWER CORPORATION 2015 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTORS

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

SunPower Corporation, a Delaware corporation (the “Company”), pursuant to its SunPower Corporation 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), and its Outside Director Compensation Policy effective as of June 15, 2011 (the “Policy”), hereby grants to the individual listed below (“Grantee”), who is an Outside Director, the number of Restricted Stock Units (“RSUs”) set forth below with respect to the Company’s shares of Common Stock (the “Shares”). The grant of RSUs is subject to all of the terms and conditions set forth in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the attached Restricted Stock Unit Agreement, including any applicable country-specific provisions in the Appendix thereto (together, the “Agreement”), the Plan, and the Policy, all of which are incorporated herein by reference. Capitalized terms used in this Notice of Grant and/or the Agreement without definition shall have the meanings assigned to them in the Plan.

Name of Grantee:

Date of Grant:

Number of RSUs Granted:

Grant Number:

Vesting Schedule:

By Grantee’s electronic acceptance, Grantee agrees to be bound by the terms and conditions of the Plan, the Vesting Schedule, this Notice of Grant, and the Agreement, including the Appendix’ (if any). Grantee has reviewed and fully understands all of the provisions of the Plan, the Vesting Schedule, this Notice of Grant and the Agreement, including the Appendix (if any), in their entirety, and has had the opportunity to obtain advice of counsel prior to executing this Notice of Grant. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Plan, the Vesting Schedule, this Notice of Grant and the Agreement, including the Appendix (if any).

Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including, without limitation, prospectuses required under applicable law) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a

1

For U.S. and Non-U.S. Grantees

third party under contract with the Company. If the Company posts these documents on a website, it will notify Grantee by e-mail.

Grantee must print, sign & deliver the signed copy of this Notice of Grant to: Attn: Stock Plan Services, c/o SunPower Corporation, 2900 Esperanza Crossing, 2nd Floor, Austin, TX 78758.

Signature: ________________________________ Date:__________________________________

Name: ______ _______________

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SUNPOWER CORPORATION 2015 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTORS

RESTRICTED STOCK UNIT AGREEMENT

1.	Grant	Pursuant to the Notice of Grant of Restricted Stock Units (the “Notice of Grant”) to which this Restricted Stock Unit Agreement (the “Agreement”) is attached, SunPower Corporation, a Delaware corporation (the “Company”), has granted to Grantee the right to receive the number of Restricted Stock Units (“RSUs”) under the SunPower Corporation Outside Director Compensation Policy effective as of June 15, 2011 (the “Policy”), as set forth in the Notice of Grant. The term “Restricted Stock Units” shall have the same meaning ascribed to the term “Stock Units” in the Plan. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Notice of Grant or the Plan.

2.	Vesting and Payment of RSUs	The RSUs covered by this Agreement shall be fully vested and non-forfeitable on the Date of Grant of said RSUs. The RSUs shall be settled in accordance with Section 3 (Form and Time of Payment of RSUs).

3.	Form and Time of Payment of RSUs	Payment for the RSUs shall be made in form of whole shares of Common Stock (the “Shares”), with any fractional amounts due to Grantee under the terms of the Policy paid in cash. Such Shares shall be delivered to Grantee as soon as practicably possible, but in any event within seven (7) days following the Date of Grant.

4.	No Dividend Equivalents	Grantee shall not be entitled to dividend equivalents.

5.	Grant is Not Transferable	Subject to the provisions of Section 10(f) of the Plan, neither the RSUs granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment of the RSUs.

6.	Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock or other capitalization adjustment contemplated in Section 11(a) of the Plan, the number of RSUs subject to this Agreement shall be adjusted pursuant to the Plan.

7.	Compliance with Section 409A of the Code	For U.S. taxpayers, it is intended that the vesting and the payments of RSUs set forth in this Agreement shall qualify for exemption from the application of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of RSUs provided under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or payment of Restricted Stock Units provided under this Agreement.

8.	No Service Contract	Except as set forth in the Policy, Grantee has no contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past. The grant of the RSU is not intended to create a service contract with the Company or any Subsidiary or Affiliate.

9.	Retention Rights	Neither the Award nor this Agreement gives Grantee the right to be retained by the Company, a Subsidiary or an Affiliate in any capacity. Except as otherwise provided by agreement, the Company reserves the right to terminate Grantee’s Service at any time, with or without cause.

10.	Nature of Grant	In accepting the grant, Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time as set forth in the Plan;

(b) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

(c) Grantee is voluntarily participating in the Plan;

(d) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(e) the RSU grant and Grantee’s participation in the Plan will not be interpreted to form an employment contract or employment relationship with the Company or a Subsidiary or Affiliate;

(f) unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director of a Subsidiary or Affiliate;

(g) Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

(h) the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(i) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace pension rights, if any;

(j) for Grantees who reside outside the U.S., Grantee acknowledges and agrees that neither the Company, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Grantees local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Grantee pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired at vesting.

11.	Address for Notices	Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1414 Harbour Way South, Richmond, California 94804 U.S.A., Attn: Magali Salomon, Equity Manager, Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

12.	Taxes and Withholding	(a) Grantee acknowledges that, regardless of any action the Company or a Subsidiary or Affiliate takes with respect to any or all income tax, social insurance, fringe benefits tax, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee or deemed by the Company or a Subsidiary or Affiliate in their reasonable discretion to be an appropriate charge to Grantee even if legally applicable to the Company or a Subsidiary or Affiliate (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or a Subsidiary or Affiliate (if any). Grantee further acknowledges that the Company and/or a Subsidiary or Affiliate (i) make no representations or undertakings regarding the treatment of any

Tax-Related Items in connection with any aspect of the RSUs, including, without limitation, the grant, vesting or settlement of the RSUs, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, Grantee acknowledges that if Grantee is subject to tax in more than one jurisdiction, Grantee, the Company and/or a Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or a Subsidiary or Affiliate to satisfy all Tax-Related Items (if any). Unless otherwise determined by the Board, if there is a Tax-Related Items withholding obligation, such obligation shall be satisfied by the retention by the Company of Shares otherwise deliverable pursuant to this Award; provided, however, that the Shares retained for payment of the Tax-Related Items must satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.

(c) In the alternative and subject to the authorization of the Board, Grantee agrees that the Company and/or a Subsidiary or Affiliate, or their respective agents, at their discretion, may satisfy any applicable obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from cash compensation paid to Grantee pursuant to the Policy; or

(ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization).

(d) Grantee shall pay to the Company or a Subsidiary or Affiliate any amount of Tax-Related Items that the Company or a Subsidiary or Affiliate may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means described in this Section 12 (Taxes and Withholding).

13.	Plan/Policy Govern	This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan and the Policy. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan and the Policy, the provisions of the Plan and the Policy will govern.

14.	Board Authority	The Board will have the power to interpret the Plan, the Policy, and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Policy as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Board will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Policy or this Agreement.

15.	Data Privacy Notice and Consent	This Section 15 (Data Privacy Notice and Consent) applies to Grantee only if Grantee resides outside of the U.S. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Company and its Subsidiaries and Affiliates may hold certain personal information about Grantee, including, without limitation, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Grantee understands that Data will be transferred to Charles Schwab and any other third party assisting in the implementation, administration and management of the Plan.

Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. If Grantee resides outside the U.S., Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, Charles Schwab and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any Shares issued upon vesting of RSUs may be deposited. Grantee understands that Grantee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact the Company.

16.	Amendments	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially and adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

17.	Severability	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

18.	Successors and Assigns	Without limiting Section 5 (Grant is Not Transferable) hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

19.	Governing Law & Venue	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

20.	No Advice Regarding Award	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding Grantee’s participation in the Plan or the acquisition or sale of underlying Shares. Grantee should consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

21.	Electronic Delivery and Participation	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.	Language	If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23.	Appendix	Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions for Grantee’s country, if any, as set forth in the Appendix to this Agreement. Moreover, if Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. This Appendix constitutes part of this Agreement.

24.	Imposition of Other Requirements	The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.	Waiver	Grantee acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement or of any subsequent breach by Grantee or any other grantee.

26.	Insider Trading Restrictions / Market Abuse Laws	Grantee acknowledges that, Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect Grantee’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws in Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Grantee should consult his or her personal advisor on this matter.

27.	Foreign Asset/Account Reporting; Exchange Control	Grantee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in Grantee’s country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Grantee’s country through a designated bank or broker and/or within a certain time after receipt. Grantee acknowledges that it is Grantee’s responsibility to be compliant with such regulations and that Grantee should consult his or her personal legal advisor on this matter.

[Date]

[Name]

[Address 1]

[Address 2]

Re: Restricted Stock Unit Award of SunPower Corporation (the “Company”)

Dear [Name]:

Should you accept the offer to become an employee of [name of SunPower subsidiary] (the “Employer”), we will recommend to the Company’s board of directors that you be granted an award of [number of RSUs] restricted stock units (“RSUs”) granted under and subject to the terms and conditions of the Company’s 2015 Omnibus Incentive Plan, as amended and restated from time to time (the “Plan”), as well as the terms and conditions of the applicable RSU agreement.

The RSUs will vest and become non-forfeitable (assuming your continued employment with the Company or one of its subsidiaries on each vesting date) in accordance with the vesting schedule set forth in your RSU agreement. A copy of the Plan and the RSU agreement, with any country-specific sub-plan or appendix, will be provided to you as soon as practicable after the grant date. You will be required to sign or accept, in accordance with the Company’s acceptance procedures, the RSU agreement provided to you in connection with this grant. You also agree to sign or accept any other agreements or documents provided by the Company that may be required under U.S. or local laws to receive the RSUs and any shares under the Plan.

Please note the Company can make the RSU grant to you only if and as long as it is permitted and feasible under the laws of the country in which you reside or to whose laws you may be subject. If local laws make the RSU grant illegal or impractical, the Company will let you know as soon as possible.

If an RSU grant is made to you, you will be responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any tax or social insurance contribution obligations arising from the RSUs and the shares acquired under the Plan, including any employer obligations that the Company has determined may legally be transferred to you and regardless of any tax or social insurance contribution withholding and/or reporting obligation of the Company or the Employer. You acknowledge that if RSUs are granted to you, the Company or your Employer may be required to withhold taxes and/or to report the income, but the ultimate responsibility to pay any taxes due on the income belongs to you. You agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax and other legal implications of any RSUs granted to you.

Furthermore, the RSUs, as well as any shares acquired under the Plan, are additional benefits awarded by the Company, not by the Employer or any of the Company’s other subsidiaries. Therefore, the RSUs, as well as any shares acquired under the Plan, are not part of your employment relationship with the Employer and are completely separate from your salary or any other remuneration or benefits provided to you by the Employer. This means that any gain you realize from the RSUs will not be included if or when any benefits that you may receive from the Employer are calculated, including but not limited to bonuses, severance payments or similar termination compensation or indemnity, payments during a notice period or payments in lieu of notice.

You should be aware that the Plan is discretionary in nature, and the Company, in its sole discretion, may suspend, modify, cancel or terminate the Plan at any time without any compensation to you. If the Company decides to change or terminate the Plan, you will not have any claims against the Company to receive RSUs or any other benefits equivalent to RSUs. You acknowledge that the Company is not obligated to continue to grant RSUs or any other benefits to you. You further acknowledge that your participation in the Plan is entirely voluntary, the benefits afforded under the Plan do not form an employment contract with the Company, the Employer or any of the Company’s subsidiaries, and the grant of the RSUs is a one-time benefit which will not give you a right to any future grants under the Plan.

You understand that, in order for the Company to administer the RSUs, the Company and your employer must collect, process and transfer certain personal data. By signing this letter, you agree to the collection, processing and transfer of your personal data, as described in the attached appendix. Further, the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

Finally, all disputes arising under or relating to the grant of the RSUs or the provisions of this letter shall be governed by and construed in accordance with U.S. federal and California state law (but not including any conflict of law rules thereof). For purposes of litigating any dispute that arises directly or indirectly from the RSU grant or the provisions of this letter, you and the Company hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the RSU grant, if any, shall be made and/or is to be performed.

By signing and returning this letter, you acknowledge and agree to all of the terms and conditions contained herein.

Sincerely,

[Name]

[Title], SunPower Corporation

ACKNOWLEDGED AND AGREED:

[Name]

Date

APPENDIX

By signing the letter to which this appendix is attached, you agree to the additional terms and conditions set forth in this appendix. Capitalized terms used in this appendix shall have the meaning ascribed to such terms in the letter.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company, your employer and the Company’s other subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, your employer and the Company’s other subsidiaries and affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to a broker or other stock plan service provider, which may be assisting the Company (presently or in the future) with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company may not be able to grant RSUs to you or administer or maintain such RSUs. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

SUNPOWER CORPORATION 2015 OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT OF

PERFORMANCE-BASED RESTRICTED STOCK UNITS

SunPower Corporation, a Delaware corporation (the “Company”), pursuant to its SunPower Corporation 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Grantee”) the number of performance-based Restricted Stock Units (“PSUs”) set forth below with respect to the Company’s shares of Common Stock (the “Shares”). The grant of PSUs is subject to all of the terms and conditions set forth in this Notice of Grant of Performance-Based Restricted Stock Units (the “Notice of Grant”), the Summary of Qualifying Performance Goals, attached hereto as Exhibit A, the attached Restricted Stock Unit Agreement, including any applicable country-specific provisions in the Appendix thereto (together, the “Agreement”), and the Plan, all of which are incorporated herein by reference. Capitalized terms used in this Notice of Grant, including Exhibit A, and the Agreement without definition shall have the meanings assigned to them in the Plan.

Name:	<first_name> <last_name>

Date of Grant:	<award_date>

Number of PSUs Granted:	[insert target award] PSUs (“Target Award”) have been granted. As further described below, the number of PSUs that vest shall be based in part on achievement of certain milestones, up to the Maximum Award, as defined in Exhibit A.

Award Number:	<award_id>

Vesting Schedule:	The PSUs subject to this Notice of Grant shall vest in equal one-third increments on March 1st each year, with the first vesting being March 1st, [insert], (i) subject to your continuous Service through the applicable vesting date with respect to the corresponding installment and (ii) based upon the Company’s [insert] results as compared to the Qualifying Performance Goals, as described on Exhibit A, as certified by the Committee in accordance with the requirements mandated under Section 162(m) of the Code.

Termination of Service:	Notwithstanding anything to the contrary in Exhibit A or the Agreement, if Grantee’s Service with the Company or one of its Subsidiaries or Affiliates terminates due to death or Total and Permanent Disability, the number of PSUs subject to the Target Award will vest as of the date of termination if the termination occurs on or prior to the last day of the Performance Period, and the number of PSUs that become eligible to vest based on actual attainment of the Qualifying Performance Goals will vest as of the date of termination if the termination occurs following the last day of the Performance Period, and any remaining PSUs subject to the Maximum Award will be forfeited.

Expiration Date:	N/A

By Grantee’s signature below, Grantee agrees to be bound by the terms and conditions of the Plan, this Notice of Grant, which includes Exhibit A (the Summary of Qualifying Performance Objectives) and the Agreement. Grantee has read and fully understands the provisions of the Plan, this Notice of Grant, including Exhibit A, and the Agreement in their entirety, and has had the opportunity to obtain advice of counsel prior to executing this Notice of Grant. Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions relating to the Plan, this Notice of Grant, including Exhibit A, and the Agreement.

Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required under applicable law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Grantee by e-mail.

*    *    *    *    *

Grantee must sign and return this Notice of Grant to Attn: SunPower Stock Plan Services, SunPower Corporation, 2900 Esperanza Crossing, 2nd Floor, Austin, Texas 78758 U.S.A. If Grantee fails to do so, then the Award described hereunder will be deemed null and void.

GRANTEE:

Signature:	Date:
Name: <first_name> <last_name>

EXHIBIT A

Summary of Qualifying Performance Goals

Performance Period: Fiscal year [insert].

Qualifying Performance Goals: For the Performance Period, the target goals for the Qualifying Performance Criteria are as follows:

[INSERT PERFORMANCE GOALS AND RELATED ADJUSTMENTS]

APPENDIX - 1

Target PSU Awards: The Notice of Grant identifies the number of PSUs that are subject to the Target Award, which represents the total number of PSUs that are eligible to vest if the Qualifying Performance Goals are achieved at the Target level; however, the total number of PSUs that are eligible for vesting may exceed the number of PSUs subject to the Target Award if actual performance exceeds the Qualifying Performance Goals, up to the number of PSUs subject to the Maximum Award (which is also set out in the Notice of Grant).

Minimum Performance Attainment: [insert]

Maximum Award: In no event shall the aggregate number of PSUs that are eligible to vest exceed [insert]% of the number of PSUs subject to the Target Award.

Qualifying Performance Goal Certification: The Committee shall determine and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the Qualifying Performance Goals have been attained. The Committee shall have the discretion to reduce or eliminate any payment under the PSUs, but may not increase the number of PSUs that may be paid as a result of the performance as measured against the Qualifying Performance Goals.

Performance Adjustment Factor: Attainment of the Qualified Performance Goals will be calculated as follows:

Achievement	Performance Adjustment Factor
Below minimum	No PSUs
At minimum	[insert]%
Between minimum and target	Prorated on a straight line basis, between [insert]% and [insert]%
At target	[insert]% of target award
Between target and maximum	Prorated on a straight line basis, between [insert]% and [insert]%
At or above maximum	[insert]% of target award

Calculation of Number of PSUs that are Eligible for Vesting: The number of PSUs that are eligible to vest upon satisfaction of the time-based vesting criteria will be calculated based on the Performance Adjustment Factor, as described below.

[insert]

Vesting Criteria: PSUs vest in three equal installments (one-third on March 1st each year, with the first vesting date being March 1, [insert]), (i) subject to Grantee’s continuous Service (as defined in the Plan), AND (ii) based upon the Total Number of PSUs Eligible to Vest, as described above.

APPENDIX - 2

Timing of Qualifying Performance Goal Certification: Within two and one-half months following the Performance Period, the Committee will certify in accordance with the requirements of Section 162(m) the extent to which the Qualifying Performance Goals were achieved and the number of PSUs, if any, that are eligible to vest based on the formulas described above, and subject to the three-year time-based vesting requirement described above.

APPENDIX - 3